UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 17, 2015 (August 12, 2015)

New Senior Investment Group Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36499	80-0912734
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas New York, New York	10105
(Address of principal executive offices)	(Zip code)

212-479-3140

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure provided in Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 12, 2015, New Senior Investment Group Inc. (the “Company”), through its wholly owned subsidiary (the “Purchaser”), completed the previously announced acquisition of a portfolio of private pay, independent living properties (collectively, the “Timber Portfolio”) pursuant to a Purchase and Sale Agreement (the “Purchase Agreement”) entered into on June 22, 2015, by and among the Purchaser and the sellers named therein. Each of the sellers (collectively, the “Seller”) is an affiliate of Holiday Retirement (“Holiday”). Holiday is majority-owned by private equity funds managed by an affiliate of Fortress Investment Group LLC (“Fortress”). New Senior is externally managed by an affiliate of Fortress.

The Timber Portfolio includes 28 properties, is 100% private pay, contains 3,298 units located across 21 states, including five states in which New Senior did not own any properties (Arizona, South Dakota, South Carolina, Hawaii and Indiana) and had an average occupancy rate of 89.8% for July 2015. Following the completion of the Acquisition, New Senior’s portfolio now spans 37 states.

The purchase price for the acquisition was $640,000,000. The transaction was unanimously approved by a committee of the Company’s board of directors composed of the Company’s independent directors. The purchase price was funded with mortgage financing of $464,680,000, and the remainder was funded with cash on hand. A description of the mortgage financing is set forth in Item 2.03 below.

Concurrently with the closing of the transactions contemplated by the Purchase Agreement, the Company entered into management agreements with subsidiaries of Holiday pursuant to which Holiday will manage the properties comprising the Timber Portfolio for a base management fee equal to 5% of the properties’ effective gross income. In addition, the Company will pay to Holiday an annual incentive fee equal to 20% of the EBITDARM for such calendar year that is in excess of an agreed base fee amount, provided that the annual incentive fee with respect to all of the management agreements for the 28 properties comprising the Timber Portfolio for any calendar year shall not exceed the sum of 2.0% of the effective gross income for such calendar year for all of the 28 properties comprising the Timber Portfolio.

For a description of the Purchase Agreement see Item 1.01 of the Company’s Current Report on Form 8-K filed on June 22, 2015 (the “June 22 Form 8-K”), which is incorporated herein by reference. The description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the June 22 Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 12, 2015, the Company, through certain of its subsidiaries, obtained mortgage financing comprised of 28 loans in the aggregate amount of $464,680,000 from the Federal Home Loan Mortgage Corporation, successor to Walker & Dunlop, LLC (the “Freddie Financing”). The proceeds from the Freddie Financing was used for the mortgage financing of the Timber Portfolio described above. The proceeds from the Freddie Financing were approximately $15 million higher than originally expected, and therefore the Company intends to pay down $15 million of existing floating rate debt on September 1, 2015. The Freddie Financing is secured by the 28 properties comprising the Timber Portfolio, matures on September 1, 2025, and bears an interest rate of 4.25%. The documents evidencing the Freddie Financing contain various customary representations and warranties, financial and other covenants and events of default provisions.

The foregoing description of the Freddie Financing does not purport to be complete and is qualified in its entirety by reference to the full text of the Multifamily Loan and Security Agreement – Seniors Housing and related Multifamily Note – Fixed Rate Defeasance, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of the businesses acquired

(3)

The financial statements required by Item 9.01(a) will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K must be filed.

(b)	Pro forma financial information

The pro forma financial information required by Item 9.01(b) will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K must be filed.

(d)	Exhibits

Exhibit Number	Description

10.1	Multifamily Loan and Security Agreement – Seniors Housing dated as of August 12, 2015, by and between SNR 27 Alexis Gardens Owner LLC, a Delaware limited liability company, as Borrower (“Borrower”), and Walker & Dunlop, LLC, as Lender (“Lender”).

10.2	Multifamily Note – Fixed Rate Defeasance, dated as of August 12, 2015, executed by Borrower in favor of Lender.

In accordance with Instruction 2 to Item 601 of Regulation S-K, the Company has filed only one Multifamily Loan and Security Agreement and the related Multifamily Note, as the other Multifamily Loan and Security Agreements and the related Multifamily Notes are substantially identical in all material respects except as to the borrower thereto, the principal amount and certain property-specific provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW SENIOR INVESTMENT GROUP INC.

Date: August 17, 2015	By:	/s/ Justine A. Cheng
		Name:	Justine A. Cheng
		Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Multifamily Loan and Security Agreement – Seniors Housing dated as of August 12, 2015, by and between the Borrower and the Lender.

10.2	Multifamily Note – Fixed Rate Defeasance, dated as of August 12, 2015, executed by Borrower in favor of Lender.

In accordance with Instruction 2 to Item 601 of Regulation S-K, the Company has filed only one Multifamily Loan and Security Agreement and the related Multifamily Note, as the other Multifamily Loan and Security Agreements and the related Multifamily Notes are substantially identical in all material respects except as to the borrower thereto, the principal amount and certain property-specific provisions.

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